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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
          under Section 12(g) of the Securities Exchange Act of 1934 or
         Suspension of Duty to File Reports Under Sections 13 and 15(d)
                    of the Securities Exchange Act of 1934.

                         Commission File Number 0-18613

                             TRIMARK HOLDINGS, INC.
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             (Exact name of registrant as specified in its charter)

                         4553 Glencoe Avenue, Suite 200
                        Marina del Rey, California 90292
                                 (310) 314-2000
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         COMMON STOCK, $0.001 PAR VALUE
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            (Title of each class of securities covered by this Form)

                                      NONE
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   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g-4(a)(1)(i)        [X]      Rule 12h-3(b)(1)(ii)   [ ]
     Rule 12g-4(a)(1)(ii)       [ ]      Rule 12h-3(b)(2)(i)    [ ]
     Rule 12g-4(a)(2)(i)        [ ]      Rule 12h-3(b)(2)(ii)   [ ]
     Rule 12g-4(a)(2)(ii)       [ ]
     Rule 12h-3(b)(1)(i)        [ ]      Rule 15d-6             [ ]

     Approximate number of holders of record as of the certification or notice date: 1

     Pursuant to the requirements of the Securities Exchange Act of 1934, Trimark Holdings, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

     DATE:  October 13, 2000            BY: /s/ Wayne Levin


                                        ---------------------------------
                                        Wayne Levin
                                        Vice President